EXHIBIT 99.1


                BRIDGE CAPITAL HOLDINGS REPORTS FINANCIAL RESULTS
                  FOR QUARTER AND YEAR ENDED DECEMBER 31, 2004

                            PROFIT TOPS $3.0 MILLION
                           PRE-TAX NET INCOME UP 242%
                        TOTAL ASSETS EXCEED $400 MILLION


     SAN JOSE, CA - FEBRUARY 3, 2005 - Bridge Capital Holdings (NASDAQ: BBNK), whose sole subsidiary is Bridge Bank, National Association, Santa Clara County's newest full-service business bank, today announced financial results for the fourth quarter and year ended December 31, 2004.

     The Company reported net income of $1,130,000, or $0.17 per diluted share, for the three months ended December 31, 2004. The fourth quarter result compared to net income of $2,493,000 after a one time accretive adjustment of $1,868,000 to recognize the Company's accumulated deferred tax assets in the same period one year ago. Pre-tax income of $1,913,000 for the quarter ended December 31, 2004 represented improvement of $1,288,000, or 206%, compared to $625,000 for the same quarter in 2003.

     Net income for the year ended December 31, 2004 was $3.0 million, or $0.46 per diluted share, and compared to $3.4 million, or $0.53 per diluted share, after the $1.9 million accretive adjustment to recognize deferred tax assets for 2003. For the year ended December 31, 2004, pre-tax income of $5.1 million represented improvement of $3.6 million, or 242%, compared to $1.5 million in 2003.

     "The past year continued our record of significant accomplishment," said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank. "Our fourth quarter results alone represented new milestones in returns on assets and equity as well as total assets. These achievements are evidence of our commitment to deliver value to all of our stakeholders including our shareholders, clients and employees."

     For the quarter ended December 31, 2004, the Company's return on average assets and return on average equity were 1.17% and 13.90%, respectively. The Company's return on average assets and return on average equity for the year ended December 31, 2004, were 0.89% and 9.87%, respectively.

     "We are very pleased with our progress in expanding the business and building on the strong foundation established in our first three years of operation," stated Allan C. Kramer, M.D., Chairman of Bridge Capital Holdings. "Our brand of relationship business banking delivered by professional, experienced bankers is producing results in the marketplace."

     Bridge Capital Holdings reported total assets at December 31, 2004 of $401.8 million, compared to $278.6 million on the same date one year ago. The increase in total assets represented growth of $123.2 million, or 44%, compared to December 31, 2003.

     The Company's total deposits were $352.5 million as of December 31, 2004, compared to total deposits of $246.4 million as of December 31, 2003. The increase in deposits represented growth of $106.1 million, or 43%, compared to December 31, 2003.

     The Company reported total loans outstanding at December 31, 2004 of $294.5 million, which represented an increase of $100.1 million, or 52%, over $194.4 million for the same date one year earlier.

     Net interest income of $5.2 million for the quarter ended December 31, 2004 represented an increase of approximately $2.4 million, or 86%, over $2.8 million reported for the same quarter one year earlier. For the year ended December 31, 2004, net interest income of $16.6 million represented growth of $6.7 million, or 67%, over 2003. The Company's net interest margin for the fourth quarter and year ended December 31, 2004 were 5.84% and 5.21%, respectively, compared to 4.33% and 4.70%, respectively, in the fourth quarter and year ended December 31, 2003.

     For the quarter ended December 31, 2004, growth in net interest income was primarily attributed to growth in average earning assets of $93.9 million, or 36%, compared to the same quarter in 2003. In addition, net interest income benefited from improved balance sheet leverage. The Company's loan-to-deposit ratio, a measure of leverage, averaged 83% during the quarter ended December 31, 2004, which compared to an average of 74% for the same quarter of 2003. Growth in net interest income for the year ended December 31, 2004, was attributed to growth in average earning assets, improvement in the mix of average earning assets and the impact of increases in short-term interest rates. The interest rate earned on a majority of the Company's loan portfolio adjusts with the prime rate. As such, based on the nature of the Company's balance sheet, net interest income should directly benefit over time from increases in the prime rate. Average earning assets of $317.6 million for the year ended December 31, 2004 represented growth of $107.2 million, or 51%, over 2003. The Bank's average loan to deposit ratio was 80% in 2004 compared to 82% in 2003.

     The Company provided $286,000 to the allowance for loan losses for the three months ended December 31, 2004 compared to $279,000 provided in the quarter ended December 31, 2003. In the year ended December 31, 2004, the Company provided $1,671,000 to the allowance for loan losses compared to $843,000 provided in 2003. The allowance represented 1.41% of gross loans at December 31, 2004 compared to 1.38% at December 31, 2003. The Company reported non-performing assets of 0.35% and 0.03% of gross loans at December 31, 2004 and 2003, respectively.

     The Company's non-interest income for the fourth quarter and year ended December 31, 2004 was $1,121,000 and $3,855,000, respectively, compared to $588,000 and $1,856,000, respectively, for the three months and year ended December 31, 2003. Non-interest income is primarily comprised of gains realized on sales of SBA loans. The increases in non-interest income were primarily due to higher volumes of SBA loan sales during 2004.

     Non-interest expenses of $4.1 million for the quarter ended December 31, 2004 represented an increase of $1.6 million, or 66%, compared to $2.5 million in the same quarter of 2004. The Company's efficiency ratio, the ratio of non-interest expenses to revenues, improved to 65% for the quarter ended December 31, 2004 from 73% in the same quarter one year earlier. For the year ended December 31, 2004, operating expenses of $13.6 million represented an increase of $4.2 million, or 45%, compared to $9.4 million for the year ended December 31, 2003. For the year ended December 31, 2004, the Bank's efficiency ratio improved to 67% from 80% in 2003.

     "Our fourth quarter results are evidence of our commitment to balancing investment in the future of the business with improving profitability," said Thomas A. Sa, Executive Vice President and Chief Financial Officer of Bridge Capital Holdings and Bridge Bank. "The Company's profitability, supplemented by our recently completed capital offering, positions the Company to respond to market opportunities that may arise."

     At December 31, 2004, shareholders' equity of the Company was $33.1 million, up from $30.0 million for the same date one year earlier. In addition, in December 2004, the Company completed a $12 million offering of trust-preferred securities to supplement tier one capital. As a result, the Company was able to maintain a total risk-based capital ratio of 12.6%, substantially above the regulatory standard of 10.0% for "well-capitalized" institutions.



ABOUT BRIDGE CAPITAL HOLDINGS

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and is listed on The NASDAQ Stock Market under the trading symbol BBNK. Visit Bridge Capital Holdings on the web at www.bridgecapitalholdings.com.

ABOUT BRIDGE BANK, N.A.

Bridge Bank, N.A. is Santa Clara County's newest full-service business bank. The bank is dedicated to meeting the financial needs of small and middle market, and emerging technology businesses, in the Silicon Valley, Palo Alto, Sacramento, San Diego, Los Angeles, Bakersfield, and Fresno business communities. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. Visit Bridge Bank on the web at www.bridgebank.com.

                           FORWARD LOOKING STATEMENTS

CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND ARE SUBJECT TO THE SAFE HARBORS CREATED BY THAT ACT. FORWARD-LOOKING STATEMENTS DESCRIBE FUTURE PLANS, STRATEGIES, AND EXPECTATIONS, AND ARE BASED ON CURRENTLY AVAILABLE INFORMATION, EXPECTATIONS, ASSUMPTIONS, PROJECTIONS, AND MANAGEMENT'S JUDGMENT ABOUT THE BANK, THE BANKING INDUSTRY AND GENERAL ECONOMIC CONDITIONS. THESE FORWARD LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED, SUGGESTED OR IMPLIED BY THE FORWARD LOOKING STATEMENTS.

THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO: (1) COMPETITIVE PRESSURES IN THE BANKING INDUSTRY; (2) CHANGES IN INTEREST RATE ENVIRONMENT; (3) GENERAL ECONOMIC CONDITIONS, NATIONALLY, REGIONALLY, AND IN OPERATING MARKETS;
(4) CHANGES IN THE REGULATORY ENVIRONMENT; (5) CHANGES IN BUSINESS CONDITIONS AND INFLATION; (6) CHANGES IN SECURITIES MARKETS; (7) FUTURE CREDIT LOSS EXPERIENCE; (8) THE ABILITY TO SATISFY REQUIREMENTS RELATED TO THE SARBANES-OXLEY ACT AND OTHER REGULATION ON INTERNAL CONTROL; (9) CIVIL DISTURBANCES OR TERRORIST THREATS OR ACTS, OR APPREHENSION ABOUT THE POSSIBLE FUTURE OCCURRENCES OF ACTS OF THIS TYPE; AND (10) THE INVOLVEMENT OF THE UNITED STATES IN WAR OR OTHER HOSTILITIES.

                  THE READER SHOULD REFER TO THE MORE COMPLETE DISCUSSION OF SUCH RISKS IN BRIDGE BANK N.A.'S ANNUAL REPORTS ON FORMS 10-K AND 10-Q ON FILE WITH THE OFFICE OF THE COMPTROLLER OF THE CURRENCY AND IN THE FORM 10-Q OF BRIDGE CAPITAL HOLDINGS ON FILE WITH THE SEC.


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


                             BRIDGE CAPITAL HOLDINGS

                                         Three months ended                            Year ended
                               ______________________________________     ____________________________________
                                                           % Increase     12/31/04     12/31/03     % Increase
                                12/31/04      12/31/03     (Decrease)                               (Decrease)
                               _________     _________     __________     ________     ________     __________

OPERATING RESULTS:

   Interest income             $   6,032     $   3,460        74.3%       $ 19,457     $ 12,133        60.4%
   Interest expense                  875           687        27.4%          2,896        2,235        29.6%
                               _________     _________                    ________     ________
      Net interest income          5,157         2,773        86.0%         16,561        9,898        67.3%

   Provision for loan losses         286           279         2.5%          1,671          843        98.2%

   Noninterest income              1,121           588        90.6%          3,855        1,856       107.7%
   Noninterest expense             4,079         2,457        66.0%         13,596        9,406        44.5%
                               _________     _________                    ________     ________
      Income before tax            1,913           625       206.1%          5,149        1,505       242.1%

   Prov for Income Taxes             783        (1,868)                      2,112       (1,868)
                               _________     _________                    ________     ________
   Net income                  $   1,130     $   2,493       -54.7%       $  3,037     $  3,373       -10.0%
                               =========     =========                    ========     ========
   Per share:
      Basic                    $    0.19     $    0.41       -55.0%       $   0.50     $   0.56       -10.1%
                               =========     =========                    ========     ========
      Diluted                  $    0.17     $    0.38       -55.7%       $   0.46     $   0.53       -13.0%
                               =========     =========                    ========     ========
   RATIOS:
   ROAA                             1.17%         3.64%                       0.89%        1.52%
   ROAE                            13.90%        36.10%                       9.87%       12.46%
   Net interest margin              5.84%         4.33%                       5.21%        4.70%
   Efficiency                      64.97%        73.10%                      66.59%       80.02%

   ALLL/gross loans                 1.41%         1.38%
   NPA/gross loans                  0.35%         0.03%
   Risk-based capital              12.60%        13.50%
   Average loans/deposits          83.16%        74.41%
   Shares outstanding              6,098         6,052
   Book value per share        $    5.43     $    4.95

BALANCE SHEET
                                12/31/04      12/31/03
                               _________     _________
   END OF PERIOD
   Assets                      $ 401,834     $ 278,579        44.2%
   Deposits                      352,456       246,394        43.0%
   Gross loans                   294,586       194,449        51.5%
   Allowance for loan losses       4,146         2,683        54.5%
   Shareholders' equity           33,122        29,954        10.6%

   AVERAGE-YTD
   Assets                      $ 341,466     $ 222,454        53.5%
   Earning assets                317,602       210,389        51.0%
   Deposits                      307,471       193,765        58.7%
   Gross loans                   244,600       159,346        53.5%
   Allowance for loan losses       3,347         2,209        51.5%
   Shareholders' equity           30,768        27,075        13.6%



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